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                                                                       Exhibit 5


                           (MCAFEE & TAFT LETTERHEAD)


                                February 10, 2005

Dobson Communications Corporation
Attn:  Ronald L. Ripley, Senior Vice President
       and General Counsel
14201 Wireless Way
Oklahoma City, Oklahoma  73134

Ladies and Gentlemen:

                  We have been requested to render our opinion as to certain matters regarding shares of Class A common stock of Dobson Communications Corporation (the "Company"), which are to be issued pursuant to a registration statement on Form S-4, as amended (File No. 333-122089) filed with the Securities and Exchange Commission (the "Registration Statement"). We have examined the Company's minute books and other corporate records and the Registration Statement, and have made such other investigation as we deem necessary in order to render the opinions expressed herein. Based upon the foregoing, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing under the laws of the State of Oklahoma.

                  2. The shares of Series J Preferred Stock and Class A Common Stock proposed to be issued by the Company have been duly and validly authorized for issuance and, when issued, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to this firm appearing under the caption "Legal Matters" and elsewhere in the prospectus which is part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ THEODORE M. ELAM

                                                     Theodore M. Elam